FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
October 22, 2010	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FIRST QUARTER RESULTS
ANNOUNCES DIVIDEND OF $0.12 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the first quarter of fiscal 2011 of $1.2 million, an increase of $112,000, or 10.6%, as compared to $1.1 million in net income available to common shareholders earned during the same period of the prior fiscal year.  First quarter earnings were $0.56 per diluted common share, an increase of 9.8%, as compared to $0.51 per diluted common share earned during the same period of the prior fiscal year.

Before an effective dividend on preferred shares of $128,000, net income for the first quarter of fiscal 2011 was $1.3 million, an increase of $113,000, or 9.5%, as compared to the same period of the prior fiscal year.  The increase was attributable to a $443,000 increase in net interest income, a $237,000 decrease in noninterest expense, and a $115,000 increase in noninterest income, partially offset by an increase of $433,000 in loan loss provision, and a $250,000 increase in income tax provision.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on October 19, 2010, declared its 66th consecutive quarterly dividend since the inception of the Company.  The $.12 cash dividend will be paid on November 30, 2010, to shareholders of record at the close of business on November 15, 2010.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Use of Capital Purchase Program Funding:

In December 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), which is one component of its Troubled Asset Relief Program (TARP).  The Treasury invested $9.6 million in perpetual preferred stock carrying a dividend of 5% for the first five years, increasing to 9% thereafter.  Treasury created the CPP to build capital at U.S. financial institutions in order to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy.  In the 22 months since the issuance of the preferred stock to the Treasury, the Company has increased loan balances by approximately $87.8 million, or 24.9%.  Additionally, the Company has contributed to the accomplishment of Treasury’s objective by leveraging the investment to support the purchase of U.S. government agency bonds and mortgage-backed securities, and municipal debt, helping to improve the availability of credit in two markets that experienced distress in the financial market downturn.  Since the preferred stock issuance, the Company has increased its securities portfolio balance by $23.4 million, or 57.9%.  Much of these securities purchases likely would not have been made by the Company, absent the Treasury investment.  Including both securities and direct loans, the Company has increased its investment in credit markets by approximately $111.2 million, or 28.3%, since the preferred stock issuance.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first quarter of fiscal 2011, with total assets increasing $13.2 million, or 2.4%, to $565.3 million at September 30, 2010, as compared to $552.1 million at June 30, 2010.  This growth was primarily due to loan growth, partially offset by reductions in investment securities and cash and equivalents.  Growth was funded primarily by a $13.0 million increase in deposit accounts.

Loans, net of the allowance for loan losses, increased $17.0 million, or 4.1%, to $435.7 million at September 30, 2010, as compared to $418.7 million at June 30, 2010.  The increase primarily reflects growth in commercial real estate loans of $10.0 million, and commercial operating and equipment loans of $7.7 million, partially offset by a $0.7 million reduction in residential real estate balances.   Non-performing loans were down to 0.06% of total loans at September 30, 2010, as compared to 0.08% at June 30, 2010; non-performing assets were down to to 0.31% of total assets at September 30, 2010, compared to 0.37% at June 30, 2010, due primarily to a reduction in foreclosed real estate.  Our allowance for loan losses at September 30, 2010, totaled $5.1 million, representing 1.16% of total loans and 2,072% of non-performing loans, as compared to $4.5 million, or 1.07% of total loans, and 1,358% of non-performing loans, at June 30, 2010.  Available-for-sale investments decreased $2.0 million, or 3.0%, to $65.0 million at September 30, 2010, as compared to $67.0 million at June 30, 2010.  The Company’s cash and equivalents balances decreased $1.7 million, from $34.5 million at June 30, 2010, to $32.7 million at September 30, 2010.

Total liabilities increased $12.1 million to $518.5 million at September 30, 2010, an increase of 2.4% as compared to $506.4 million at June 30, 2010.  Deposits increased $13.0 million, or 3.1%, to $435.9 million at September 30, 2010, as compared to $422.9 million at June 30, 2010.  The increase reflected growth of $11.1 million in certificates of deposit and  $6.8 million in transaction accounts, partially offset by a $3.8 million decrease in statement and passbook savings and a $1.1 million decrease in money market deposit accounts.  Public unit deposits were up $6.2 million, primarily due to the Company’s participation in a “linked-deposit” program with the State of Missouri, whereby qualifying borrowers receive a favorable rate for the term of the state’s deposit; brokered CDs were up $0.3 million.  Net retail, non-brokered deposits were up $6.5 million.  The average loan-to-deposit ratio for the first quarter of fiscal 2010 was 101.6%, as compared to 113.9% for the same period of the prior year.  FHLB advances were unchanged at $43.5 million.  At both September 30, 2010, and June 30, 2010, FHLB borrowings included no short-term borrowings.

The Company’s stockholders’ equity increased $1.1 million, or 2.5%, to $46.8 million at September 30, 2010, from $45.6 million at June 30, 2010.  The increase was due primarily to retention of net income and an increase in the market value of the available-for-sale investment portfolio, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2010, was $4.5 million, an increase of $443,000, or 10.9%, as compared to the same period of the prior fiscal year.  The increase reflected our growth initiatives, which resulted in a 12.9% increase in the average balances of interest-earning assets (and a 12.3% increase in interest-bearing liabilities) compared to the same period a year ago.  The increase in average earning assets was partially offset by a decline in our net interest rate spread, to 3.19% in the three-month period ended September 30, 2010, as compared to 3.27%, in the same period a year ago.  The decrease was primarily due to growth in our rewards checking account product and our money market passbook account, as we built market share and held larger cash balances in the low-rate environment; compared to the same period a year ago, the average rate on interest-bearing liabilities declined 33 basis points while rates on our interest-earning assets decreased by 40 basis points in the three-month period ended September 30, 2010.

The provision for loan losses for the three-month period ended September 30, 2010, was $643,000, as compared to $210,000 in the same period of the prior fiscal year.  The provision for the current period represents an annualized charge of 0.59% of average loans outstanding, as compared to 0.21% for the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended September 30, 2010, was $820,000, an increase of $115,000, or 16.4%, compared to the same period of the prior fiscal year.  The increase was attributed to increased NSF activity and income generated from ATM network transactions.

Noninterest expense for the three-month period ended September 30, 2010, was $2.9 million, a decrease of $164,000, or 5.2%, as compared to the same period of the prior fiscal year.  The decrease was attributed to a recovery of provisions for off-balance sheet credit exposure, lower supplies, occupancy, advertising, and professional charges, as well as the inclusion in the prior year period of charges to write down the carrying value of fixed assets; the first quarter of fiscal 2010 included expenses attributed to the acquisition of the Southern Bank of Commerce (SBOC).  The efficiency ratio for the three-month period ended September 30, 2010, was 55.2%, as compared to 66.6% for the same period of the prior fiscal year.

The income tax provision for the three-month period ended September 30, 2010, was $444,000, an increase of $250,000, or 129.4%, as compared to the same period of the prior fiscal year.  The increase was attributed to the inclusion in the prior year’s results of tax benefits resulting from the SBOC acquisition and higher pre-tax income, partially offset by additional investments by the company in tax-advantaged instruments.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2010	June 30, 2010

Total assets	$565,268,000	$552,084,000
Available-for-sale securities	64,950,000	66,965,000
Loans, net	435,724,000	418,683,000
Allowance for losses on loans	5,096,000	4,509,000
Non-performing assets	1,777,000	2,048,000
Deposits	435,894,000	422,893,000
FHLB advances	43,500,000	43,500,000
Securities sold under repurchase agreements	29,136,000	30,369,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	46,778,000	45,649,000

Equity to assets ratio	8.28%	8.27%
Allowance as a percentage of gross loans	1.16%	1.07%
Non-performing loans as a percentage of gross loans	0.06%	0.08%

Per common share:
Closing market price	$15.52	$15.01
Tangible book value per common share	17.19	16.62

	Three Months Ending September 30,
Selected Operating Data:	2010	2009

Net interest income	$4,515,000	$4,072,000
Provision for loan losses	643,000	210,000
Non-interest income	820,000	704,000
Non-interest expense	2,945,000	3,183,000
Income taxes	444,000	194,000
Net income	1,303,000	1,189,000
Effective dividend on preferred shares	128,000	127,000
Net income available to common shareholders	$1,175,000	$1,062,000

Per common share:
Basic net income available to common shareholders	$.56	$.51
Diluted net income available to common shareholders	$.56	$.51
Cash dividends	$.12	$.12

Average common shares outstanding	2,084,000	2,083,000
Average diluted common shares outstanding	2,111,000	2,086,000

Profitability Ratios:
Return on average assets	.94%	.96%
Return on average common equity	12.8%	12.8%

Net interest margin	3.41%	3.49%
Net interest spread	3.19%	3.27%

Efficiency Ratio	55.2%	66.2%